Exhibit 99.2

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@bauschhealth.com	lainie.keller@bauschhealth.com
(514) 856-3855	(908) 927-0617
(877) 281-6642 (toll free)

BAUSCH HEALTH ANNOUNCES PRICING OF PRIVATE OFFERING OF SENIOR SECURED NOTES
AND ADD-ON UNSECURED NOTES

LAVAL, QUEBEC, Feb. 22, 2019 — Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company”) announced today that it has priced its previously announced offering of $500,000,000 aggregate principal amount of 5.750% senior secured notes due 2027 (the “Secured Notes”) and that Bausch Health Americas, Inc. (f/k/a Valeant Pharmaceuticals International) (“BHA”), the Company’s wholly owned indirect subsidiary, has priced its previously announced offering of 8.500% senior unsecured notes due 2027 (the “Unsecured Notes” and, together with the Secured Notes, the “Notes”). The aggregate size of the offering of the Unsecured Notes is $1,000,000,000, which reflects an increase of $250,000,000 from the previously announced offering size of $750,000,000. The Unsecured Notes will be additional notes and form part of the same series as BHA’s existing 8.500% senior notes due 2027. The Secured Notes will be sold to investors at a price of 100.00% of the principal amount thereof and the Unsecured Notes will be sold to investors at a price of 103.25% of the principal amount thereof (representing a yield to worst of 7.748%). Bausch Health intends to use the net proceeds from the offerings of the Notes, along with cash on hand, to repurchase $1,500 million aggregate purchase price of outstanding notes pursuant to tender offers announced earlier today and upsized this afternoon, including the Company’s outstanding 5.625% Senior Notes due 2021 (the “5.625% Notes”) and up to $800,000,000 aggregate purchase price across the Company’s outstanding 5.50% Senior Notes due 2023 (the “5.50% Notes”) and 5.875% Senior Notes due 2023 (the “5.875% Notes” and, together with the 5.625% Notes and the 5.50% Notes, the “Existing Notes”), and to pay related fees and expenses. The Company expects the after-tax impact of these transactions to be neutral to 2019 adjusted net income. This announcement does not constitute an offer to purchase or the solicitation of an offer to sell the Existing Notes.

The Secured Notes will be guaranteed by BHA and each of the Company’s other subsidiaries that are guarantors under the Company’s credit agreement and existing senior notes and will be secured on a first priority basis by liens on the assets that secure the Company’s credit agreement and existing senior secured notes. The Unsecured Notes will be guaranteed by the Company and each of its subsidiaries (other than BHA) that are guarantors under the Company’s credit agreement and existing senior notes. Consummation of the offerings of the Notes is subject to various closing conditions, and there can be no assurance that the Company will be able to successfully complete these transactions on the terms described above, or at all. In addition, neither offering is contingent on the consummation of the other.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Notes will be offered in the United States only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Notes have not been and will not be qualified for sale to the public by prospectus under applicable Canadian securities laws and, accordingly, any offer and sale of the Notes in Canada will be made on a basis which is exempt from the prospectus requirements of such securities laws.

This news release is being issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Bausch Health

Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global company whose mission is to improve people's lives with our health care products. We develop, manufacture and market a range of pharmaceutical, medical device and over-the-counter products, primarily in the therapeutic areas of eye health, gastroenterology and dermatology. We are delivering on our commitments as we build an innovative company dedicated to advancing global health.

Forward-looking Statements

This news release may contain forward-looking statements, including, but not limited to, our financing plans, including the offerings of the Notes and the details thereof, including the proposed use of proceeds therefrom, and other expected effects of the offerings of the Notes. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the aggregate amount of notes tendered pursuant to the tender offers (which could lead to repurchases of other notes) and risks and uncertainties discussed in our most recent annual and quarterly reports and detailed from time to time in our other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, except as required by law.

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